Exhibit 10

PERFORMANCE-BASED STOCK UNIT AGREEMENT

GRANTED TO:	Name

DATE OF GRANT:	Date

GRANTED PURSUANT TO:	General Cable Corporation 2005 Stock Incentive Plan

NUMBER OF UNITS:	# Units

VESTING SCHEDULE:	Schedule

1.  This Stock Unit Agreement (the “Agreement”) is made and entered into as of __________ (the “Date of Grant”) between General Cable Corporation, a Delaware corporation (the “Company”), and __________ (the “Participant”), as a participant (the “Participant”) in the General Cable Corporation 2005 Stock Incentive Plan (the “Plan”), a copy of which is enclosed herewith. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

2.  The Participant is granted ___________ restricted stock units with respect to the Common Stock of the Company (the “Stock Units”). The Stock Units are granted as provided for under the Plan and are subject to the terms and conditions set forth in the Plan and this Agreement. This grant of Stock Units will vest according to the vesting schedule set forth above, provided that the performance condition set forth herein has been met.  Specifically, the grant will vest 100% on [DATE] (the “Vesting Date”) if the Company has earned at least $1.00 of cumulative net income during the vesting period (the “Performance Target”) and the Participant has continued in employment through the Vesting Date, or as provided in Paragraph 7 or 8 below.  For this purpose, cumulative net income shall mean the Company’s cumulative net income for the period beginning on the first day of the calendar month following the date of grant through the last day of the calendar month preceding the Vesting Date (or through the date described in Paragraph 7, if applicable).  The Performance Target shall be calculated at the end of the vesting period by the Vice President, Compensation and Benefits, with the advice of the Chief Financial Officer of the Company (the “Officers”) and shall be reported to the Compensation Committee of the Company’s Board of Directors (the Compensation Committee”).  The Performance Target shall be calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and the GAAP results shall be adjusted by the Officers to exclude extraordinary gains or losses in accordance with the methodology that has been specified by the Compensation Committee for calculation of the Performance Target.  No payment shall be made with respect to the Stock Units unless and until the Compensation Committee shall have certified that the Performance Target and the requirements of this Agreement have been met (except in the event of a Change in Control as described in Paragraph 8 below).  The Stock Units granted hereunder are a matter of separate inducement and are not in lieu of salary or other compensation for the Participant’s services.

3.  The Stock Units shall be promptly recorded on the books of the Company as Stock Unit awards. When and if the vesting restrictions, as set forth in the vesting schedule above, terminate, the Participant shall be entitled to a payment in shares of Common Stock only, of one share of Common Stock for each Stock Unit granted hereunder, and the Participant shall have no rights to the Stock Units until all vesting restrictions terminate.   Payment shall be made within 90 days after the Vesting Date, but not later than March 15 after the end of the calendar year in which the Stock Units vest, subject to Paragraphs 7, 8 and 13 below.

4.  If under Section 12 of the Plan, the Participant shall be entitled to new, additional or different Stock Units, such new, additional or different Stock Units shall be subject to the vesting and other restrictions as provided in Paragraphs 5 and 6 below.

5.  The Stock Units shall be subject to vesting and other restrictions as provided in this Agreement. Upon the delivery of shares of Common Stock under this Agreement after vesting, the Participant shall have all the rights of a shareholder with respect to such shares of Common Stock, including, but not limited to, the right to vote such shares and to receive all dividends and other distributions paid with respect to them, and all such shares shall be evidenced by one or more certificates.

6.  Stock Units may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any of the Stock Units in any such manner shall result in the immediate forfeiture of the Stock Units.

7.  In the event of the termination of the Participant’s employment, the Participant’s outstanding Stock Units shall vest or be forfeited, as applicable, in accordance with Section 14 of the Plan; provided, however, that (a) if the Participant’s employment terminates on account of Disability (as defined below) or death, the Participant’s unvested Stock Units will fully vest as of the date of the Participant’s termination of employment, or (b) if the Participant’s employment terminates on account of Retirement (as defined below), and if the Performance Target is met for the period beginning on the first day of the calendar month following the date of grant through the last day of the calendar month preceding the Participant’s termination date, a pro rata portion of the Participant’s unvested Stock Units will vest as of the date of the Participant’s termination of employment.  The pro rata portion will be determined by multiplying the Participant’s unvested Stock Units by a fraction, the numerator of which is the number of the Participant’s completed months of service from the Date of Grant to the termination date and the denominator of which is 60.  For purposes of this Agreement, “Retirement” shall mean termination of employment (other than for Cause, as defined in the Plan) after the Participant has attained age 62 and has completed ten years of service with the Company and its subsidiaries.   For purposes of this Agreement, “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.  Any Stock Units that vest upon termination of employment pursuant to this Paragraph 7 shall be paid within 90 days after the termination date, but not later than March 15 after the end of the calendar year in which the Stock Units vest, subject to Paragraph 13 below.  Any Stock Units that do not vest upon termination of employment shall be forfeited on the termination date.

8.  Notwithstanding anything contained in this Agreement to the contrary, all outstanding Stock Units shall become fully vested immediately upon the occurrence of the Change in Control of the Company in accordance with Section 13 of the Plan.  Any Stock Units that vest upon a Change in Control pursuant to this Paragraph 8 shall be paid upon or within 60 days after the Change in Control, subject to Paragraph 13 below.

9. The Participant shall have Dividend Equivalent Rights with respect to the Stock Units, pursuant to which dividend equivalents (“Dividend Equivalents”) shall accrue with respect to the Stock Units and shall be payable subject to the same vesting and other terms as the Stock Units to which they relate.  Dividend Equivalents shall be credited with respect to the Stock Units from the Date of Grant until the payment date.  If and to the extent that the underlying Stock Units are forfeited, all related Dividend Equivalents shall also be forfeited.   While the Stock Units are outstanding, the Company shall keep records of Dividend Equivalents in a bookkeeping account for the Participant.  On each payment date for a dividend paid by the Company on its Common Stock, the Company shall credit to the Participant’s account an amount equal to the Dividend Equivalents associated with the Stock Units held by the Participant on the record date for the dividend.  No interest shall be credited to any such account.  Dividend Equivalents shall be paid in cash at the same time as the underlying Stock Units are paid.

10.  Subject to Section 10(c) of the Plan, the Participant shall be entitled to defer receipt of shares of Common Stock upon the termination of the vesting restrictions applicable to the Stock Units only under the terms of an agreement with the Company acceptable to the Company under the terms of the General Cable Corporation Deferred Compensation Plan and applicable law. Further, the Company reserves the right to cause deferral to be made so as to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

11.  By his or her acceptance of this Agreement, the Participant agrees to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the Stock Units or any shares of Common Stock or cash issued to the Participant upon the termination of vesting restrictions related to the Stock Units. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any compensation or other sums due or to become due from the Company or a Subsidiary, as the case may be, to the Participant, and the Company may withhold such taxes from shares of Common Stock to be delivered pursuant to this Agreement (up to the minimum required tax withholding amount) or from cash payable under this Agreement.

12.  The Participant covenants and agrees with the Company that if, with respect to the Stock Units or any shares of Common Stock delivered to the Participant pursuant to this Agreement, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the Stock Units or shares of Common Stock subject to this Agreement, (i) that he or she takes the Stock Units or such shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, the Participant shall, prior to any offer for sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that the Participant agrees that the certificates evidencing such shares shall bear a legend to the effect of the foregoing.

13.  This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions, except as permitted by the Plan. In the event, however, of any conflict between the provisions of this Agreement or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan.

14.  The Stock Units granted in this Agreement and any underlying shares or value received will be subject to all applicable clawback or compensation recovery policies adopted by the Company’s Board of Directors, as may be adopted or amended at the sole discretion of the Company’s Board of Directors.

15.  This Agreement is intended to comply with section 409A of the Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if the Participant is considered a “specified employee” for purposes of section 409A and if any payment under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, such payment shall be delayed as required by section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period.  If the Participant dies during the postponement period prior to payment, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.  Any payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment, except in accordance with section 409A.   If payment is to be made upon vesting in the event of a Change in Control and the Change in Control is not a “change in control event” under section 409A, then the outstanding Stock Units will nevertheless vest on the Change in Control, but, if required by section 409A, the vested Stock Units will be paid at the earlier of separation from service or the Vesting Date described in Paragraph 3 above.

16.  This Agreement is not a contract of employment and the terms of the Participant’s employment shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company to continue the Participant’s employment, and it shall not impose any obligation on the Participant’s part to remain in the employ of the Company or any of its Subsidiaries. This Agreement shall be governed by and construed in accord with the laws of the Commonwealth of Kentucky, excluding principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

GENERAL CABLE CORPORATION

By:

Name:
Title:

I hereby accept the award of the Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby agree that all of the decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

By:	Date:
[Participant]